Exhibit 99.1    Press Release of Alcan Inc. dated 2 August 2006

Press Release

FOR IMMEDIATE RELEASE

ALCAN EXTENDS RECORD EARNINGS TO SECOND QUARTER; RAISES DIVIDEND BY 33%

FINANCIAL HIGHLIGHTS

  Income from continuing operations of $1.21 per common share compared to $0.56 a year earlier and $1.21 in the first quarter;

  Record operating earnings of $1.48 per common share compared to $0.77 a year earlier and $1.26 in the first quarter;

  Cash from operating activities in continuing operations of $771 million compared to $189 million a year earlier and $362 million in the first quarter;

  Debt as a percentage of invested capital of 35% at the end of the second quarter compared to 38% at the end of the first quarter;

  Quarterly dividend to increase by 33% from $0.15 to $0.20.

MONTREAL, CANADA - August 2, 2006 - Alcan Inc. (NYSE, TSX: AL) today reported record operating earnings of $1.48 per common share in the second quarter compared to $0.77 a year ago and $1.26 in the first quarter of 2006.

In addition, the Company announced a 33% increase in the quarterly dividend from $0.15 to $0.20.  The dividend of $0.20 per common share is payable on September 20, 2006 to shareholders of record at the close of business on August 18, 2006.

"This performance reflects not only strong market conditions but also Alcan's disciplined focus on operational excellence through implementation of Alcan's Integrated Management System (AIMS)," said Dick Evans, President and CEO. "We are making excellent progress toward our key financial objectives and have reached our long-term debt to capital target of 35% sooner than expected," he added.

Commenting on the dividend increase, he said "I am particularly pleased that Alcan's strong financial performance is allowing us to reward shareholders while enhancing our ability to act on attractive growth opportunities as they arise.  Alcan has developed an excellent pipeline of organic growth projects and we have ample funding capacity to pursue them."

*Note: All amounts in this press release are expressed in U.S. dollars unless otherwise stated. This press release includes a number of measures for which no meaning is prescribed by generally accepted accounting principles (GAAP). Refer to the section "Definitions" for an explanation of these measures.

	Second Quarter		First Quarter	Six Months Ended June 30
($ millions, except where indicated)	2006	2005	2006	2006	2005
Operating earnings - excluding foreign currency
balance sheet translation and Other Specified Items	556	286	473	1,029	509

Foreign currency balance sheet translation	(100)	4	(9)	(109)	34
Other Specified Items (OSIs)	(2)	(82)	(10)	(12)	(127)

Income from continuing operations	454	208	454	908	416
Income (Loss) from discontinued operations	1	(17)	3	4	(7)
Cumulative effect of accounting change	-	-	(4)	(4)	-
Net income	455	191	453	908	409
Basic earnings per common share ($ per common share)
Operating earnings	1.48	0.77	1.26	2.74	1.36
Income from continuing operations	1.21	0.56	1.21	2.42	1.11
Net income	1.21	0.52	1.21	2.42	1.09
Average number of common shares outstanding (millions)	375.1	370.2	373.1	374.1	370.1

Operating Earnings

Operating earnings from continuing operations exclude foreign currency balance sheet translation effects and Other Specified Items (OSIs).  Operating earnings of $556 million in the second quarter of 2006 were $270 million higher than in the comparable quarter a year ago.  The improvement mainly reflected higher aluminum prices, better pricing and mix, and improved volumes, partially offset by higher costs for energy and raw materials as well as the negative impact of a stronger Canadian dollar.  Compared to the first quarter of 2006, operating earnings were up $83 million.  The improvement mainly reflected the benefit of higher aluminum prices, improved volumes, and better pricing and mix, partially offset by lower contributions from technology sales and power generation as well as the negative impact of a stronger Canadian dollar and higher raw material costs.

Included in operating earnings for the second quarter of 2006 were mark-to-market gains on derivatives of $0.03 per common share as compared to $0.06 a year earlier and $0.03 in the first quarter of 2006.

Net Income

Including OSIs, foreign currency balance sheet translation, and discontinued operations, net income was $455 million or $1.21 per common share for the second quarter.

Foreign currency balance sheet translation charges of $100 million for the second quarter reflect the largely non-cash impact of the strengthening Canadian dollar on the Company's deferred income taxes.

The most significant items included in OSIs in the second quarter of 2006 were after-tax charges totaling $66 million associated mainly with previously announced restructuring initiatives across all business groups, largely offset by favourable tax adjustments of $63 million mainly related to a deferred tax benefit arising from a reduction in the Canadian Federal tax rates enacted in June 2006.

Sales and Operating Revenues

	Second Quarter		First Quarter	Six Months Ended June 30
($ millions, unless otherwise noted)	2006	2005	2006	2006	2005

Sales & operating revenues ($M)	6,103	5,206	5,550	11,653	10,384
Volumes (Kt)
Ingot products *	765	744	749	1,514	1,468
Aluminum used in engineered products & packaging	341	336	337	678	663
Total aluminum volume	1,106	1,080	1,086	2,192	2,131
Aluminum pricing data ($ per tonne)
Ingot product realizations *	2,709	2,034	2,454	2,581	2,046
Average LME 3-month price (1-month lag) **	2,661	1,868	2,369	2,515	1,859

*Includes primary and secondary ingot and scrap aluminum. Realized prices generally lag LME price changes by one month.

** The bulk of Alcan's ingot product sales are based on the LME 3-month price with a one month lag plus a local market premium and any applicable product premium.

Sales and operating revenues of $6,103 million were up $897 million compared to the year-ago quarter mainly reflecting higher aluminum prices, favourable pricing and mix across all businesses as well as increased volume in the Primary Metal and Engineered Products groups.  Compared to the first quarter of 2006, sales and operating revenues rose by $553 million primarily reflecting the benefits of higher aluminum prices and ingot volumes as well as improved sales mix and pricing in the downstream businesses.

Total aluminum volume was up slightly from a year earlier principally due to additional production from the Alouette expansion and the Becancour smelter restart which more than offset the impact of the closure of the Steg smelter in Switzerland.  The marginal aluminum volume increase from the first quarter was largely the result of inventory drawdowns during the second quarter in the Company's Asia-Pacific smelter system.

The average realized price on sales of ingot products during the second quarter was up $675 per tonne from the year-ago quarter and $255 per tonne from the first quarter of 2006.  Both the year-over-year and sequential quarter increases reflected the impact of higher LME prices, partly offset by lower local market premia compared to the second quarter a year ago.

Cash Flow and Debt

	Second Quarter		First Quarter	Six Months Ended June 30
($ millions, except where indicated)	2006	2005	2006	2006	2005

Cash flow from operating activities in continuing operations	771	189	362	1,133	92
Dividends	(59)	(58)	(59)	(118)	(116)
Capital expenditures	(469)	(441)	(426)	(895)	(698)
Free cash flow from continuing operations	243	(310)	(123)	120	(722)

Cash flow from operating activities in continuing operations increased by $582 million compared to the year-ago quarter.  The increase mainly reflected higher earnings and a favourable change in working capital largely attributable to higher payables.  Compared to the first quarter of 2006, cash flow from operating activities was up by $409 million as a result of a favourable change in working capital. Debt as a percentage of invested capital as at June 30, 2006 was at 35%, down from 38% at the end of the first quarter.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

	Second Quarter		First Quarter	Six Months Ended June 30
($ millions)	2006	2005	2006	2006	2005
Business Group Profit (BGP)
Bauxite and Alumina	126	111	129	255	208
Primary Metal	774	425	758	1,532	856
Engineered Products	144	101	154	298	216
Packaging	134	177	146	280	333
Subtotal	1,178	814	1,187	2,365	1,613
Equity accounted joint venture eliminations	(86)	(77)	(71)	(157)	(151)
Change in fair market value of derivatives	7	33	14	21	30
	1,099	770	1,130	2,229	1,492
Corporate Items
Intersegment, corporate offices and other	(159)	(161)	(107)	(266)	(248)
Depreciation & amortization	(258)	(268)	(251)	(509)	(540)
Interest	(69)	(90)	(76)	(145)	(175)
Income taxes	(195)	(70)	(269)	(464)	(168)
Equity income	37	28	28	65	57
Minority interests	(1)	(1)	(1)	(2)	(2)
Income from continuing operations	454	208	454	908	416

Business Group Profit (BGP)

Bauxite and Alumina: BGP for the second quarter was $126 million, an increase of $15 million or 14% compared to the year-ago quarter.  Excluding OSIs and balance sheet translation effects, the year-over-year increase in BGP was $37 million or 35%.  This improvement mainly reflected higher LME-linked contract prices for alumina and a favourable change in sales mix, partly offset by higher costs for energy, caustic soda as well as accelerated maintenance and other operating costs mainly related to Gove.  On a sequential quarter basis, BGP was slightly below the previous quarter.  Excluding OSIs and balance sheet translation effects, BGP increased by $15 million or 12% reflecting higher contract prices which more than offset unfavourable changes in sales mix.  For the third quarter of 2006, results are expected to show good improvement over the second quarter mainly due to higher LME-linked contract prices.

Primary Metal: BGP for the second quarter at $774 million increased by $349 million or 82% compared to the year-ago quarter.  Excluding OSIs and balance sheet translation effects, the year-over-year increase in BGP was $379 million or 90%.  The improvement reflected higher sales price realizations, partially offset by the impact of a weaker U.S. dollar and higher input costs due mainly to alumina and fuel-related raw materials.  On a sequential quarter basis, BGP was up $16 million or 2%.  Excluding OSIs and balance sheet translation effects, BGP increased by $40 million or 5%.  The improvement mainly reflected higher sales price realizations and increased metal shipments, partially offset by significantly lower contributions from technology sales and power generation, the unfavourable impact of a weaker U.S. dollar as well as higher input costs due mainly to energy and fuel-related raw materials.  For the third quarter of 2006, results are expected to decline due to lower aluminum prices, higher alumina costs as well as the impact of the power interruption at the Rekjavik smelter in Iceland.

Engineered Products: BGP for the second quarter was $144 million, up $43 million or 43% from the comparable quarter of 2005.  Excluding the impact of OSIs and foreign currency balance sheet translation effects, the year-over-year increase in BGP was $23 million or 17%, mainly reflecting strong demand for cable, composite and aerospace products.  On a sequential quarter basis, BGP was down $10 million or 6%.  Excluding OSIs and translation effects, BGP was little changed from the first quarter.  The BGP margin for the second quarter, adjusted for OSIs and translation effects, was 8.1%, compared to 8.0% a year earlier and 9.1% in the first quarter reflecting higher underlying aluminum prices and reduced metal timing benefits.  BGP for the third quarter is expected to be below the second quarter due to normal seasonal slowing in Europe combined with the timing impact relating to the reversal of earlier metal inventory valuation benefits.

Packaging: BGP in the second quarter of $134 million was down $43 million or 24% compared to the prior-year quarter.  Excluding the impact of OSIs and foreign currency balance sheet translation effects, BGP decreased by $17 million or 10%, reflecting the loss of contributions from divested businesses and a timing lag in the pass-through of raw material cost increases, which together more than offset increased volumes in the Food and Tobacco businesses.  On a sequential quarter basis, BGP was down $12 million or 8%. However, excluding OSIs and translation effects, BGP increased $11 million or 7% reflecting improvements across all businesses including seasonal growth and the benefits of earlier raw material price pass-through actions, partially offset by the adverse impact of divested businesses.  The BGP margin for the second quarter, adjusted for OSIs and translation effects, was 10.5%, down from 11.2% a year earlier but up from 9.9% in the first quarter reflecting successful pass-through measures.  For the third quarter of 2006, BGP is expected to increase as the benefits of restructuring and cost reduction plans more than offset normal seasonal volume softening.

Corporate Items

The Intersegment, corporate offices and other expense category includes corporate head office costs as well as other non-operating items and the elimination of profits on intersegment sales of aluminum.

Interest expense, net of capitalized interest, was $21 million lower than in the year-ago quarter reflecting a higher level of capitalized interest.  In the second quarter, capitalized interest was $20 million, mainly related to the Gove expansion, compared to $5 million a year ago.  The favourable impact of lower debt levels was partly offset by the effect of higher interest rates.  Compared to the first quarter, interest expense declined $7 million due to higher capitalized interest.

The Company's effective tax rate on income from continuing operations was 32% in the second quarter and 35% year to date.  Balance sheet translation losses due to the strengthening of the Canadian dollar increased the effective tax rate in the second quarter.  This was largely offset by a reduction of Canadian denominated deferred tax liabilities of $61 million due to a reduction in the Canadian Federal tax rates enacted in June 2006.  In the first quarter, the effective tax rate was 39%, which reflected a non tax-deductible goodwill charge related to the sale of selected assets of the packaging bottles business.

OUTLOOK

For 2006, world primary aluminum consumption is forecast to increase by approximately 6.8% (4.5% in 2005), while production from new capacity and restarts is expected to increase world supply by about 5.7% (7.0% in 2005).  As a consequence, the Company continues to expect a market deficit of approximately 300 thousand tonnes in 2006 versus the balanced situation in 2005.

The following table provides Alcan estimates of the annualized after-tax impact of currency and LME price movements on income from continuing operations.

	Increase in rate / price	In millions of $	$ / common share

Economic impact of changes in period-average exchange rates
European currencies	$0.10	(56)	(0.15)
Canadian dollar	$0.10	(110)	(0.29)
Australian dollar	$0.10	(40)	(0.11)

Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	$0.10	(160)	(0.43)
Australian dollar	$0.10	(30)	(0.08)

Economic impact of changes in period-average LME prices*
Aluminum	$100/t	170	0.45

* Realized prices generally lag LME price changes by one month. Changes in local and regional premia may also impact aluminum price realizations. Sensitivities are updated as required to reflect changes in the Company's commercial arrangements and portfolio of operations. Not included are sensitivities to energy and raw-material prices, which may have significant impacts.

Cautionary Statement

Statements made in this quarterly earnings press release which describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon. All statements that address the Company's expectations or projections about the future including statements about the Company's growth, cost reduction goals, operations reorganization plans, expenditures and financial results are forward-looking statements. Such statements may be based on the Company's own research and analysis. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized. Reference should be made to the Company's most recent Annual Report on Form 10-K for a summary of factors that could cause such differences.

Important factors which could cause such differences include: changes in global supply and demand conditions for aluminum and other products; changes in aluminum ingot prices and changes in raw material costs and availability; changes in the relative value of various currencies; cyclical demand and pricing within the principal markets for the Company's products; changes in government regulations, particularly those affecting environmental, health or safety compliance; fluctuations in the supply of and prices for power in the areas in which the Company maintains production facilities; the consequences of transferring most of the aluminum rolled products businesses operated by the Company to Novelis Inc.; potential discovery of unanticipated commitments or other liabilities associated with the acquisition and integration or disposition of businesses; major changes in technology that affect the Company's competitiveness; the risk of significant losses from trading operations, including losses due to market and credit risks associated with derivatives; changes in prevailing interest rates and equity market returns related to pension plan investments; potential catastrophic damage, increased insurance and security costs and general uncertainties associated with the increased threat of terrorism or war; the effect of international trade disputes on the Company's ability to import materials, export its products and compete internationally; economic, regulatory and political factors within the countries in which the Company operates or sells its products; relationships with, and financial and operating conditions of, customers and suppliers; the effect of integrating acquired businesses and the ability to attain expected benefits; and; other factors affecting the Company's operations including, but not limited to, litigation, labour relations and negotiations and fiscal regimes.

The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Furthermore, the Company undertakes no obligation, in relation to future quarterly earnings disclosures, to release publicly any information on an interim basis prior to the final earnings disclosure.

DEFINITIONS

"$" all amounts are in U.S. dollars.

"Business Group Profit" (BGP) comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, pension actuarial gains and losses and other adjustments, as well as certain OSIs (definition below) including restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges that are not under the control of the business groups or are not considered in the measurement of their profitability. These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters. Financial information for individual business groups includes the results of certain joint ventures and other investments accounted for using the equity method on a proportionately consolidated basis, which is consistent with the way the business groups are managed. However, the BGP of these joint ventures and equity-accounted investments is removed from total BGP for the Company and the net after-tax results are reported as equity income. The change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP. This presentation provides a more accurate portrayal of underlying business group results and is in line with the Company's portfolio approach to risk management.

"Debt as a percentage of invested capital" does not have a uniform definition. Because other issuers may calculate debt as a percentage of invested capital differently, Alcan's calculation may not be comparable to other companies' calculations. The figure is calculated by dividing borrowings by total invested capital. Total invested capital is equal to the sum of borrowings and equity, including minority interests. The Company believes that debt as a percentage of invested capital can be a useful measure of its financial leverage as it indicates the extent to which it is financed by debt holders. The measure is widely used by the investment community and credit rating agencies to assess the relative amounts of capital put at risk by debt holders and equity investors.

"Derivatives" including forward contracts, swaps and options are financial instruments used by the Company to manage the specific risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices. Mark-to-market gains and losses on derivatives will be offset over time by gains and losses on the underlying exposures.

"Foreign currency balance sheet translation" effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes. Although these effects are primarily non-cash in nature, they can have a significant impact on the Company's net income.

"Free cash flow from continuing operations" consists of cash from operating activities in continuing operations less capital expenditures and dividends. Management believes that free cash flow, for which there is no comparable GAAP measure, is relevant to investors as it provides an indication of the cash generated internally that is available for investment opportunities and debt service.

"GAAP" refers to Generally Accepted Accounting Principles.

"LME" refers to the London Metal Exchange.

"Other Specified Items" (OSIs) include, for example: restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.

"Operating earnings from continuing operations" is presented in addition to income from continuing operations and reported net income. Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available. The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management. The Company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the Company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the Company.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Wednesday, August 2, 2006 at 10:00 a.m. EDT and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements and investor presentation) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following links to the www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

ALCAN INC.

Alcan Inc. (NYSE, TSX: AL) is a leading global materials company, delivering high quality products, engineered solutions and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging, today's Alcan is well positioned to meet and exceed its customers' needs. Alcan has 65,000 employees in 60 countries and regions, posted revenues of US$20.3 billion in 2005 and was selected as a Super-Sector Leader on the Dow Jones Sustainability World Index.  For more information, please visit: www.alcan.com.

MEDIA CONTACT: Anik Michaud                                 INVESTOR CONTACT: Corey Copeland

Tel.: (514) 848-8151                                                        Tel. (514) 848-8368

Conference call numbers:                                            Conference call numbers:

North America (877) 652-1294                                       North America (877) 421-3963

Local & overseas (706) 643-7783                                 Local & overseas (706) 643-9535

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME (unaudited)

	Second Quarter		Six Months
Periods ended June 30	2006	2005	2006	2005
(in millions of US$, except per share amounts)
Sales and operating revenues	6,103	5,206	11,653	10,384

Costs and expenses
Cost of sales and operating expenses, excluding depreciation
and amortization noted below	4,646	4,130	8,774	8,220
Depreciation and amortization	258	268	509	540
Selling, administrative and general expenses	366	345	730	725
Research and development expenses	55	49	107	98
Interest	69	90	145	175
Restructuring charges - net	94	73	108	96
Other expenses (income) - net	2	-	(29)	1
	5,490	4,955	10,344	9,855
Income from continuing operations before income taxes and
other items	613	251	1,309	529
Income taxes	195	70	464	168
Income from continuing operations before other items	418	181	845	361
Equity income	37	28	65	57
Minority interests	(1)	(1)	(2)	(2)
Income from continuing operations	454	208	908	416
Income (Loss) from discontinued operations	1	(17)	4	(7)
Income before cumulative effect of accounting change	455	191	912	409
Cumulative effect of accounting change, net of income taxes
of $2 (nil in 2005) (note 4)	-	-	(4)	-
Net income	455	191	908	409
Dividends on preference shares	3	1	5	3
Net income attributable to common shareholders	452	190	903	406
Earnings (Loss) per share
Basic:
Income from continuing operations	1.21	0.56	2.42	1.11
Income (Loss) from discontinued operations	-	(0.04)	0.01	(0.02)
Cumulative effect of accounting change	-	-	(0.01)	-
Net income per common share - basic	1.21	0.52	2.42	1.09
Diluted:
Income from continuing operations	1.20	0.56	2.41	1.11
Income (Loss) from discontinued operations	-	(0.04)	0.01	(0.02)
Cumulative effect of accounting change	-	-	(0.01)	-
Net income per common share - diluted	1.20	0.52	2.41	1.09
Dividends per common share	0.15	0.30	0.30	0.45

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (unaudited)

	June 30, 2006	December 31, 2005
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	182	181
Trade receivables (net of allowances of $58 in 2006 and $56 in 2005)	3,118	2,308
Other receivables	1,290	946
Deferred income taxes	177	150
Inventories	2,953	2,734
Current assets held for sale	15	119
Total current assets	7,735	6,438

Deferred charges and other assets	1,375	1,052
Investments	1,541	1,511
Deferred income taxes	850	863
Property, plant and equipment
Cost (excluding Construction work in progress)	17,433	16,990
Construction work in progress	2,268	1,604
Accumulated depreciation	(8,142)	(7,561)
	11,559	11,033
Intangible assets (net of accumulated amortization of $292 in 2006
and $233 in 2005)	996	1,013
Goodwill	4,636	4,713
Long-term assets held for sale	2	15
Total assets	28,694	26,638

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd) (unaudited)

	June 30, 2006	December 31, 2005
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	5,217	4,608
Short-term borrowings	349	348
Debt maturing within one year	105	802
Deferred income taxes	32	25
Current liabilities of operations held for sale	11	62
Total current liabilities	5,714	5,845

Debt not maturing within one year	5,570	5,265
Deferred credits and other liabilities	2,052	1,608
Post-retirement benefits	3,157	3,037
Deferred income taxes	1,226	1,172
Minority interests	65	67

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,377	6,181
Additional paid-in capital	671	683
Retained earnings	3,842	3,048
Common shares held by a subsidiary	(31)	(31)
Accumulated other comprehensive loss	(109)	(397)
	10,750	9,484
	10,910	9,644

Total liabilities and shareholders' equity	28,694	26,638

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Second Quarter		Six Months
Periods ended June 30	2006	2005	2006	2005
(in millions of US$)

OPERATING ACTIVITIES

Net income	455	191	908	409
Cumulative effect of accounting change	-	-	4	-
Loss (Income) from discontinued operations	(1)	17	(4)	7
Income from continuing operations	454	208	908	416
Adjustments to determine cash from operating activities:
Depreciation and amortization	258	268	509	540
Deferred income taxes	83	(13)	227	42
Equity income, net of dividends	(2)	3	(18)	(24)
Asset impairment charges	36	27	45	35
Loss (Gain) on disposal of businesses and investments - net	(4)	17	(4)	16
Stock option compensation	11	5	36	10
Change in operating working capital
Change in receivables	(217)	(157)	(756)	(575)
Change in inventories	(31)	(128)	(109)	(114)
Change in payables and accrued liabilities	110	(47)	130	(319)
Change in deferred charges, other assets, deferred credits
and other liabilities, and post-retirement benefits - net	75	43	167	150
Other - net	(2)	(37)	(2)	(85)
Cash from operating activities in continuing operations	771	189	1,133	92

Cash from (used for) operating activities in discontinued
operations	8	(18)	8	50

Cash from operating activities	779	171	1,141	142

FINANCING ACTIVITIES

Proceeds from issuance of new debt - net of issuance costs	354	780	371	1,216
Debt repayments	(770)	(610)	(836)	(1,246)
Short-term borrowings - net	36	29	-	(1,993)
Common shares issued	82	6	149	10
Dividends - Alcan shareholders (including preference)	(59)	(57)	(117)	(115)
- Minority interests	-	(1)	(1)	(1)
Cash from (used for) financing activities in continuing operations	(357)	147	(434)	(2,129)

Cash from financing activities in discontinued operations	-	41	-	4

Cash from (used for) financing activities	(357)	188	(434)	(2,125)

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd) (unaudited)

	Second Quarter		Six Months
Periods ended June 30	2006	2005	2006	2005
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(469)	(441)	(895)	(698)
Business acquisitions and purchase of investments, net of cash
and time deposits acquired	(2)	(42)	(40)	(42)
Net proceeds from disposal of businesses, investments and
other assets	9	31	207	35
Settlement of amounts due from Novelis - net	-	-	-	2,535
Other	12	-	12	-
Cash from (used for) investment activities in continuing operations	(450)	(452)	(716)	1,830

Cash from investment activities in discontinued operations	5	121	5	64

Cash from (used for) investment activities	(445)	(331)	(711)	1,894

Effect of exchange rate changes on cash and time deposits	2	(11)	5	(29)
Increase (Decrease) in cash and time deposits	(21)	17	1	(118)
Cash and time deposits - beginning of period	203	205	181	340
Cash and time deposits - end of period	182	222	182	222

ALCAN INC.

(in millions of US$)

1.         BASIS OF PRESENTATION

The unaudited interim consolidated financial statements are based upon accounting policies and methods of their application consistent with those used and described in the Company's annual financial statements as contained in the most recent annual report.  The interim financial statements do not include all of the financial statement disclosures included in the annual and quarterly financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and therefore should be read in conjunction with the Company's most recent annual report as well as the quarterly report (Form 10-Q) for the period ended June 30, 2006 that the Company expects to file on August 9, 2006.

In the opinion of management of the Company, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position and the results of operations and cash flows in accordance with U.S. GAAP.  The results reported in these interim consolidated financial statements are not necessarily indicative of the results that may be expected for the entire year.

2.         DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

Bauxite and Alumina and Primary Metal

On March 31, 2006, the balance of the Company's interest in Aluminium de Grèce S.A. (AdG) of 7.2% was sold by the Company to Mytilineos Holdings S.A. for net proceeds of $13.

Engineered Products

In the first quarter of 2004, the Company had committed to a plan to sell certain non-strategic assets that were not part of its core operations.  The assets were used to supply castings and components to the automotive industry.  On March 31, 2006, the Company sold these assets to AluCast GmbH for net proceeds of approximately nil.

3.         CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the second quarter and six months of 2006 were $89 and $179, respectively (2005: $95 and $185), of which $20 and $34, respectively (2005: $5 and $10), were capitalized.

4.         ACCOUNTING CHANGES

SFAS 123(R) - Share-Based Payment

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, which is a revision to SFAS No. 123, Accounting for Stock-Based Compensation.  SFAS No. 123(R) requires all share-based payments to employees to be recognized in the financial statements based on their fair values.  The Company had previously adopted the fair-value based method of accounting for stock options using the retroactive restatement method described in SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, effective January 1, 2004.   This method is accepted under SFAS No. 123(R).

On January 1, 2006, the Company recorded an after-tax charge of $4, using the modified prospective application method, in Cumulative effect of accounting change, to record all outstanding liability awards, previously measured at their intrinsic value, at their fair value.

5.         SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS AND RESTRUCTURING ACTIVITIES

Acquisitions

On January 3, 2006, the Company announced that it has acquired the packaging assets and business of Recubrimientos y Laminaciones de Papel, S.A. de C.V. (Relapasa), of Monterrey, Mexico for $22.

On March 10, 2006, the Company acquired the operating assets of Daifu Industries Co. Ltd. of Phetchaburi, Thailand, a company specializing in hotmelt coating, induction sealing and production of flexible packaging material, for an initial investment of $8.  An additional amount of $1 was paid in June 2006 based on the audited value of the acquiree's inventory.

During the second quarter of 2006, the Company increased its ownership in Alcan Packaging Mohammedia to 97.2% by purchasing an additional 34.4% for $9.  Alcan Packaging Mohammedia, located in Morocco, is specialized in cosmetics, hygiene and medical packaging.

Sales

On February 7, 2006, the Company completed the sale of its Froges, France, rolling mill to Industrie Laminazione Alluminio S.p.A based in Sardinia, Italy, for net proceeds of $(5), resulting in a gain on disposal of $1.

In March 2006, the Company completed the sale of selected assets of its North American Food Packaging Plastic Bottle business to Ball Corporation for net proceeds of $182, resulting in a loss on disposal of $4.

On March 2, 2006, the Company completed the sale of its high-purity activity at the Mercus processing mill in France to Praxair Inc. for net proceeds of $2, resulting in a gain on disposal of $1.

On March 2, 2006, the Company completed the sale of its food packaging plant in Zaragoza, Spain, to Kostova System S.L. for net proceeds of $7, resulting in a loss on disposal of $3.

In June 2006, the Company completed the sale of its Chambéry, France, operation to Compagnia Generale Alluminio S.p.A. for net proceeds of $8, resulting in no gain or loss on disposal.  Chambéry manufactures Rollbond panels used primarily as fluid circulators in refrigeration units.  During the first quarter of 2006, the Company had recorded an impairment charge of $2 based on the expected divestiture.

On June 9, 2006, the Company completed the sale of its Lir France beauty packaging facility in France for net proceeds of $(3), resulting in a gain on disposal of $1.  A provision of $9 was recorded in the fourth quarter of 2005 based on the expected loss on disposal.

On July 24, 2006, the Company announced that it has signed an agreement to sell its Cebal Aerosol business to its current management team and to Natexis Investissement Partners, a part of Natexis Private Equity investment fund.

Restructuring Activities

On May 9, 2006, the Company announced the reorganization of its global specialty aluminas business, entailing the gradual, yet permanent shut-down of the Company's Specialty-Calcined Alumina plant ("UPCA") in Jonquière, Quebec, by year end.  In relation to this activity, the Company recorded restructuring charges of $12 comprising $1 of severance costs and $11 of asset impairment charges during the second quarter of 2006.

On July 12, 2006, the Company announced that it has begun consultations with unions and employee representatives for a proposed sale of selected assets at the Company's Affimet aluminum recycling plant in Compiègne, France.  In relation to this activity, the Company recorded restructuring charges of $44 comprising $14 of severance costs, $7 of other costs and $23 of asset impairment charges during the second quarter of 2006.

5.         SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS AND RESTRUCTURING ACTIVITIES (cont'd)

Also on July 12, 2006, the Company announced that it has begun consultations with unions and employee representatives for a proposed closure of two U.K. sites.  The proposed reorganization would result in the closure of the Workington, U.K. hard alloy extrusion plant and the closure of the Midsomer Norton, U.K. food flexibles packaging plant.

In relation to the Workington closure, the Company recorded restructuring charges of $9 comprised entirely of severance costs during the second quarter of 2006.  Production from Workington would be consolidated at Alcan's facilities in Issoire and Montreuil-Juigné, France.  Workington is expected to cease production by the end of the second quarter of 2007.

In relation to the Midsomer Norton closure, the Company recorded restructuring charges of $17 comprising $16 of severance costs, and $1 of asset impairment charges during the second quarter of 2006.  The plant has been adversely affected by a declining demand in the U.K. market and high raw material costs.  The site is expected to close by the end of 2006.

6.         CONTINGENCIES

On January 19, 2006, the Company sold claims related to the Enron bankruptcy to a financial institution for combined proceeds of $62, recorded in Other expenses (income) - net, resulting in an after-tax gain of $41.

7.         SUBSEQUENT EVENT

In the third quarter of 2006, the Company announced a 33% increase in the quarterly dividend from $0.15 to $0.20.  The dividend of $0.20 per common share is payable on September 20, 2006 to shareholders of record at the close of business on August 18, 2006.

Montreal, Canada

2 August 2006